UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  December 30, 2010

Heron Lake BioEnergy, LLC

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State Or Other Jurisdiction Of Incorporation)

000-51825	41-2002393
(Commission File Number)	(I.R.S. Employer Identification No.)

91246 390th Avenue Heron Lake, MN	56137-1375
(Address Of Principal Executive Offices)	(Zip Code)

(507) 793-0077

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 2 through 8 are not applicable and are therefore omitted.

ITEM 1.01              ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 30, 2010, Heron Lake BioEnergy, LLC (the “Company”) entered into a First Amendment to Fifth Supplement (the “Amended Supplement”) to its Master Loan Agreement with AgStar Financial Services, PCA (“AgStar”).  By the Amended Supplement, AgStar renewed its revolving line of credit loan commitment in an aggregate principal amount outstanding at any one time not to exceed a defined borrowing base, with a maturity date of March 1, 2011.  The borrowing base is the lesser of $6,750,000 or 75% of certain accounts receivable and inventory amounts.

On December 30, 2010, the Company also entered into a Second Amended and Restated Revolving Line of Credit Note (the “Amended Revolving Note”) at the maximum principal amount of $6,750,000 reflecting the terms of the Amended Supplement.  The applicable interest rate on the Revolving Note is 3.25% above LIBOR, but may not be less than 6.0% per annum until paid in full.

The Company and AgStar entered into a Forbearance Agreement dated July 2, 2010 that provided for a forbearance period relating to certain covenant defaults for the period ending the earlier of an event of default or December 31, 2010.  During this forbearance period, the Company failed to maintain the minimum fixed charge coverage ratio (as defined in the master loan agreement with AgStar).  On December 30, 2010, the Company and AgStar also entered into a First Amendment to Forbearance Agreement (the “Amended Forbearance Agreement”).

Under the Amended Forbearance Agreement, AgStar agreed it will not declare a default under the loan documents or enforce any of the remedies available to it for the period of December 30, 2010 to the earlier of an event of default (as defined under the Amended Forbearance Agreement) or March 1, 2011.  In exchange for this forbearance, the Company agreed to:

•                  use advances from the term revolving note dated October 1, 2009 in the original principal amount of $5.0 million only for an engineering and emissions remediation project, not to exceed $1.4 million.

•                  retain a “Chief Operations Manager” acceptable to AgStar with full authority to implement in a commercially reasonable manner a performance improvement plan developed as part of the management review required by AgStar in connection with the July 2, 2010 Forbearance Agreement.  The Chief Operations Manager and the Company’s Chief Executive Officer are required to provide AgStar with weekly reports.

•                  obtain additional equity investments on terms and conditions acceptable to AgStar of an amount of not less than $4.5 million on or before March 1, 2011.  The amounts from the additional equity investments must be held in escrow pending certain approvals from AgStar and thereafter, may be used for working capital purposes or, with AgStar’s consent, the engineering and emissions remediation project referred to above, not to exceed $1.4 million.

The parties also agreed in the Amended Forbearance Agreement to certain interest calculation and payment provisions, including reinstatement of the contract rate of interest rather than the default rate, deferral of the default interest accrued prior to December 30, 2010, and reduction of the accumulated deferred default interest by 50% if the Company complies with all loan covenants and payment obligations under the loan documents with AgStar.  The Company may not make distribution to its members during the forbearance period, other than tax distributions permitted by the loan documents.  In connection with the Forbearance Agreement, the Company paid a forbearance fee of $25,000.

The foregoing summaries of the Amended Supplement, the Amended Note and the Amended Forbearance Agreement do not purport to be complete and are subject to and qualified in their entirety by reference to the Amended Supplement, the Amended Note and the Amended Forbearance Agreement, which are attached hereto as Exhibits 10.1, 10.2, and 10.3, respectively.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit	Description
10.1	First Amendment to Fifth Supplement to the Master Loan Agreement dated as of December 30, 2010 by and between AgStar Financial Services, PCA and Heron Lake BioEnergy, LLC.

10.2

Third Amended and Restated Revolving Line of Credit Note dated December 30, 2010 in the maximum principal amount of $6,750,000 by Heron Lake BioEnergy, LLC as borrower to AgStar Financial Services, PCA as lender.

10.3	First Amendment to Forbearance Agreement dated December 30, 2010 by and between Heron Lake BioEnergy, LLC and AgStar Financial Services, PCA.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HERON LAKE BIOENERGY, LLC

	By:	/s/ Robert J. Ferguson
Robert J. Ferguson
Chief Executive Officer

Date: January 6, 2011